EXHIBIT 99.3 - Annual Statement as to Compliance for the year ended
	       December 31, 2005

Wachovia Corporation
201 South College Street
Charlotte, NC 28288-5578

[Wachovia logo]

WACHOVIA ASSET SECURITIZATION, INC. 2003-HE2 TRUST
OFFICER'S CERTIFICATE OF THE SERVICER

Wachovia Asset Securitization, Inc
One Wachovia Center
Attention: General Counsel
Charlotte, NC 28288

Financial Guaranty Insurance Co.
Attn: Research & Risk Management
125 Park Avenue
New York, NY 10017

Wachovia Asset Securitization, Inc. 2003-HE2 Trust
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001

U.S. Bank. National Association
6o Livingston Avenue, EP-MN-WS3D
St. Paul, MN 55107-2292

Wachovia Bank, National Association
Structured Finance Trust Services
401 South Tryon Street
Charlotte, NC 28202


Pursuant to S3.12 of the Servicing Agreement dated as of July 2, 2003, among Wachovia Bank, National Association, as Servicer, Wachovia Asset Securitization, Inc. 2003-HE2 Trust, as Issuer, and U.S. Bank, as Indenture Trustee, the undersigned officer hereby certifies that (i) a review of the activities of the Servicer from January 1, 2005 through December 31, 2005, and of its performance under any servicing agreements to which it is a party, including this Agreement, has been made under such officer's supervision and (ii) to the best of such officer's knowledge, based on such review, the Servicer has complied in all material respects with the minimum servicing standards set forth in the Uniform Single Attestation Program for Mortgage Bankers and has fulfilled all of its material obligations in all material respects throughout such year.

WACHOVIA BANK, NATIONAL ASSOCIATION
As Servicer,

/s/ April Hughey
April Hughey
Vice President